AMN HEALTHCARE ANNOUNCES THIRD QUARTER 2020 RESULTS
Quarterly revenue of $552 million;
GAAP EPS of $0.55 and adjusted EPS of $0.82

AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in total talent solutions for healthcare organizations across the United States, today announced its third quarter 2020 financial results. Financial highlights are as follows:

Dollars in millions, except per share amounts.

	Q3 2020	% Change Q3 2019	YTD September 30, 2020	% Change YTD September 30, 2019
Revenue	$551.6	(3)%	$1,762.4	8%
Gross profit	$184.6	(3)%	$584.2	7%
Net income	$26.1	11%	$61.4	(29)%
GAAP diluted EPS	$0.55	11%	$1.29	(29)%
Adjusted diluted EPS*	$0.82	1%	$2.43	4%
Adjusted EBITDA*	$76.9	11%	$231.4	15%

* See “Non-GAAP Measures” below for a discussion of our use of non-GAAP items and the table entitled “Non-GAAP Reconciliation Tables” for a reconciliation of non-GAAP items.

Business Highlights
•Third quarter financial results exceeded guidance, led by strength in nurse staffing to support the COVID-19 pandemic.
•Revenue of $552 million was 3% below prior year, with organic revenue lower by 9%, showing continued impacts from the pandemic.
•Demand for nurses and allied professionals has continued to rise and is at record high levels. Demand trends improved across most other service lines, although not yet back to pre-pandemic levels.
•Net income was $26 million and adjusted EBITDA was $77 million, both up 11% year over year.
•Operating cash flow in the quarter was $89 million, allowing for a $77 million reduction of net debt (total debt less cash) and a leverage ratio of 2.6 to 1.

•After quarter end, we further strengthened the balance sheet with the issuance of $350 million in new senior unsecured notes due 2029 with proceeds used to retire $325 million of notes maturing in 2024.

“We are especially grateful for the outstanding efforts and collaboration of our healthcare professionals, clients, partners and AMN team members in this challenging time for our country. The AMN team remains acutely aware of how we positively impact patient care each day,” said Susan R. Salka, Chief Executive Officer of AMN Healthcare. “The combination of increasing normal patient volumes and repeated surges in COVID-19 numbers have put a strain on the entire healthcare sector and, in particular, the workforce. Clinician shortages have worsened significantly, and healthcare organizations need a strong workforce partner to help them through these difficult times.

“In the spring when the pandemic initially disrupted regular healthcare, we began to reduce our SG&A costs in response to an expected temporary reduction in revenue. These cost controls, along with better-than-expected revenue, resulted in a very strong financial performance in the third quarter,” Ms. Salka said. “With growing demand, especially in nurse staffing, we have been strategically investing in multiple areas to provide the needed support for our clients during this critically important time in caring for patients.”

Third Quarter 2020 Results
Consolidated revenue for the quarter was $552 million, a 3% decrease over prior year and 9% lower than prior quarter. On an organic basis, consolidated revenue was down 9% over prior year.

Revenue for the Nurse and Allied Solutions segment was $383 million down 4% year over year and lower sequentially by 14%. Travel nurse staffing revenue grew 12% year over year. Allied division revenue dropped by 28% year over year driven primarily to continued weakness in therapy demand. Revenue cycle solutions demand remained depressed with revenue down more than 40% from prior year.

The Physician and Leadership Solutions segment reported revenue of $109 million, down 24% year over year and flat sequentially. Locum tenens revenue was $68 million, down 19% year over year but 10% higher sequentially driven by an increase in volume. Interim leadership revenue was lower by 31% year over year. Our physician and leadership search businesses had a revenue decline of 32% compared with a year ago.

Technology and Workforce Solutions segment revenue was $60 million for an increase of 136% year over year (down 8% organic), driven by our acquisitions of Stratus Video and b4health. Stratus, our language interpretation business, achieved $35 million revenue in the quarter, on the ramp of new clients and recovery of same-client volumes.

Gross margin was 33.5%, flat year over year and higher by 100 basis points sequentially. Year over year, a lower organic gross margin was offset by the higher-margin acquisitions. The sequential variance stemmed primarily from a favorable segment mix shift.

SG&A expenses were $111 million, or 20.2% of revenue, compared with $133 million, or 23.5% of revenue, in the same quarter last year. SG&A was $137 million, or 22.5% of revenue, in the previous quarter. The year-over-year decrease in SG&A costs included lower employee expenses along with lower travel and conventions, bad debt, and acquisition-related and other costs. These cost decreases were partially offset by $6 million additional SG&A expenses associated with acquired businesses.

Income from operations was $46 million with an operating margin of 8.4%, compared with $40 million and 7.0%, respectively, in the same quarter last year. Adjusted EBITDA was $77 million, a year-over-year increase of 11%. Adjusted EBITDA margin was 13.9%, representing an increase of 170 basis points year over year.

Net income was $26 million, or $0.55 per diluted share, compared with $24 million, or $0.49 per diluted share, in the same quarter last year. Adjusted diluted EPS in the third quarter was $0.82. As noted in the tables of this press release, the difference between GAAP and adjusted net income and EPS is driven by higher amortization related to acquisitions, integration-related expenses and a write-off of deferred financing fees, offset in part by adjustments to normalize our tax rate.

At September 30, 2020, cash and cash equivalents totaled $58 million. Cash flow from operations was $89 million for the quarter, and capital expenditures were $8 million. The Company ended the quarter with total debt outstanding of $912 million and a leverage ratio of 2.6 to 1.

In August, we raised $200 million with an add-on to our senior notes due 2027, which were issued at a premium of 101 to par. We used these proceeds to repay the majority of the balance on our term loan.

Subsequent to quarter end, the Company raised another $350 million in a private offering of 4.000% senior notes due 2029. We used these proceeds to retire $325 million of 5.125% senior notes due 2024. These bond transactions significantly strengthened our balance sheet by extending the maturity profile and moving the majority of our debt to covenant-light, unsecured notes.

Fourth Quarter 2020 Outlook

Metric	Guidance*
Consolidated revenue	$575 - $585 million
Gross margin	32.4 - 32.7%
SG&A as percentage of revenue	~20.5%
Operating margin	7.6 - 8.1%
Adjusted EBITDA margin	13.3 - 13.8%
*Note: Guidance percentage metrics are approximate. For a reconciliation of adjusted EBITDA margin, see the table entitled “Reconciliation of Guidance Operating Margin to Guidance Adjusted EBITDA Margin” below.

Revenue in the fourth quarter of 2020 is expected to be up sequentially but flat to down 2% from prior year. Nurse and Allied Solutions segment revenue is expected to be flat to slightly down year over year. Within this segment, for our largest business of travel nurse staffing, we expect revenue to be up at least 15% from prior year, with lower volumes offset by higher rates and hours worked. Allied revenue is expected to be lower than prior year by about 15%. For the Physician and Leadership Solutions segment, revenue is expected to be down from prior year by 26-28% due to generally stable but weaker demand due to the pandemic. Technology and Workforce Solutions segment revenue is expected to rise approximately 150% compared with prior year due to the acquisitions of Stratus Video and b4health.

Fourth quarter estimates for certain other financial items include depreciation of $8 million, non-cash amortization expense of $16 million, stock-based compensation expense of $4 million, interest expense of $11 million before one-time financing-related charges, integration and other expenses of $6 million, and an adjusted tax rate of 30%.

Conference Call on November 5, 2020
AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in total talent solutions for healthcare, will host a conference call to discuss its third quarter 2020 financial results and outlook on Thursday, November 5, 2020 at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://ir.amnhealthcare.com. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (833) 968-2219 in the U.S. or +1 778-560-2894 internationally and using passcode 3268018. Following the conclusion of the call, a replay of the webcast will be available at the Company’s website. Alternatively, a telephonic replay of the call will be available starting at 8:00 p.m. Eastern Time on November 5, 2020 and can be accessed until 11:59 p.m. Eastern Time on November 19, 2020 by calling (800) 585-8367 in the U.S. or +1 416-621-4642 internationally, with access code 3268018.

About AMN Healthcare
AMN Healthcare is the leader and innovator in total talent solutions for healthcare organizations across the nation. The Company provides access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN total talent solutions include managed services programs, clinical and interim healthcare leaders, temporary staffing, executive search solutions, vendor management systems, recruitment process outsourcing, predictive modeling, language interpretation services, revenue cycle solutions, credentialing, and other services. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities, schools and many other healthcare settings. AMN Healthcare is committed to fostering and maintaining a diverse team that reflects the communities we serve. Our commitment to the inclusion of many different backgrounds, experiences and perspectives enables our innovation and leadership in the healthcare services industry.

The Company’s common stock is listed on the New York Stock Exchange under the symbol “AMN.” For more information about AMN Healthcare, visit www.amnhealthcare.com, where the Company posts news releases, investor presentations, webcasts, SEC filings and other material information. The Company also utilizes email alerts and Really Simple Syndication (“RSS”) as routine channels to supplement distribution of this information. To register for email alerts and RSS, visit http://ir.amnhealthcare.com.

Non-GAAP Measures
This earnings release contains certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) adjusted EBITDA, (2) adjusted EBITDA margin, (3) adjusted net income, and (4) adjusted diluted EPS. The Company provides such non-GAAP financial measures because management believes that they are useful to both management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted diluted EPS serve as industry-wide financial measures. The Company uses adjusted EBITDA for making financial decisions, allocating resources and for determining certain incentive compensation objectives. The non-GAAP measures in this release are not in accordance with, or an alternative to, GAAP measures and may be different from non-GAAP measures, or may be calculated differently than other similarly titled non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance. A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled “Non-GAAP Reconciliation Tables” under the caption entitled “Reconciliation of Non-GAAP Items” and the footnotes thereto or on the Company’s website at https://ir.amnhealthcare.com/financials/quarterly-results/default.aspx. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning the demand for our services during the COVID-19 pandemic and beyond, bill rates, hours worked and volume projections, fourth quarter 2020 revenue projections for travel nurse business and each of our Nurse and Allied Solutions, Physician and Leadership Solutions and Technology and Workforce Solutions segments, and our fourth quarter guidance for consolidated revenue, gross margin, operating margin, adjusted EBITDA margin, depreciation expense, non-cash amortization expense, stock-based compensation expense, interest expense, integration expenses, and adjusted tax rate. The Company bases these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are also identified by words such as “believe,” "project," “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.
The targets and expectations noted in this release depend upon, among other factors, (i) the magnitude and duration of the effects of the COVID-19 pandemic on demand trends, our business, its financial condition and our results of operations, (ii) the duration of the period that hospitals and other healthcare entities decrease their utilization of temporary employees, physicians, leaders and other workforce technology applications as a result of the suspension of or restrictions placed on non-essential and elective healthcare as a result of the COVID-19 pandemic, (iii) the duration of the period that individuals may continue to forego non-essential and elective healthcare as “safer at home” restrictions and recommendations lift, (iv) the extent to which “shelter-in-place” orders, quarantines and restrictions on travel and mass gatherings that were ordered earlier in the year to slow the spread of the COVID-19 virus may be reinstituted as infection rates continue to climb in many parts of the country, (v) the extent and duration of the period that a significant spike in unemployment that has resulted from the COVID-19 pandemic will cause an increase in under- and uninsured patients and a corresponding reduction in overall healthcare utilization and demand for our services, (vi) our ability to effectively address client demand by attracting and placing nurses and other clincians, (vii) our ability to anticipate and quickly respond to changing marketplace conditions, such as alternative modes of healthcare delivery, reimbursement, or client needs, (viii) our ability to manage the pricing impact that the COVID-19 pandemic and consolidation of healthcare delivery organizations may have on our business, (ix) the extent to which the COVID-19 pandemic may disrupt our operations due to the unavailability of our employees or healthcare professionals due to illness, risk of illness, quarantines, travel restrictions or other factors that limit our existing or potential workforce and pool of candidates, (x) the severity and duration of the impact the COVID-19 pandemic has on the financial condition and cash flow of many hospitals and healthcare systems such that it impairs their ability to make payments to us, timely or otherwise, for services rendered, (xi) our ability to recruit and retain sufficient quality healthcare professionals at reasonable costs (xii) our ability to develop and evolve our current technology offerings and capabilities and implement new infrastructure and technology systems to optimize our operating results and manage our business effectively, (xiii) our ability to comply with extensive and complex federal and state laws and regulations related to the conduct of our operations, costs and payment for services and payment for referrals as well as laws regarding employment practices, and (xiv) our ability to consummate and effectively incorporate acquisitions into our business.
    For a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above that could cause actual results to differ from those implied by the forward-looking statements contained in this press release, please refer to our most recent Annual Report on Form 10-K for the year ended December 31, 2019, our subsequent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated and the Company is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact:
Randle Reece
Director, Investor Relations
866.861.3229

AMN Healthcare Services, Inc.
Condensed Consolidated Statements of Comprehensive Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2020	2019	2020	2020	2019
Revenue	$551,631	$567,597	$608,351	$1,762,443	$1,635,215
Cost of revenue	366,998	377,566	410,811	1,178,204	1,088,883
Gross profit	184,633	190,031	197,540	584,239	546,332
Gross margin	33.5%	33.5%	32.5%	33.1%	33.4%
Operating expenses:
Selling, general and administrative (SG&A)	111,235	133,207	137,068	394,537	374,872
SG&A as a % of revenue	20.2%	23.5%	22.5%	22.4%	22.9%

Depreciation and amortization	26,936	17,085	22,071	69,096	41,513
Total operating expenses	138,171	150,292	159,139	463,633	416,385
Income from operations	46,462	39,739	38,401	120,606	129,947
Operating margin (1)	8.4%	7.0%	6.3%	6.8%	7.9%

Interest expense, net, and other (2)	12,564	7,830	11,443	35,061	19,568

Income before income taxes	33,898	31,909	26,958	85,545	110,379

Income tax expense	7,831	8,394	4,633	24,188	23,873
Net income	$26,067	$23,515	$22,325	$61,357	$86,506
Net income as a % of revenue	4.7%	4.1%	3.7%	3.5%	5.3%

Other comprehensive income (loss):
Foreign currency translation and other	(14)	132	(58)	(119)	(58)
Other comprehensive income (loss)	(14)	132	(58)	(119)	(58)

Comprehensive income	$26,053	$23,647	$22,267	$61,238	$86,448

Net income per common share:
Basic	$0.55	$0.50	$0.47	$1.29	$1.85
Diluted	$0.55	$0.49	$0.47	$1.29	$1.82
Weighted average common shares outstanding:
Basic	47,476	46,677	47,383	47,406	46,701
Diluted	47,676	47,607	47,562	47,647	47,600

AMN Healthcare Services, Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)
(unaudited)

	September 30, 2020	December 31, 2019	September 30, 2019
Assets
Current assets:
Cash and cash equivalents	$58,419	$82,985	$40,748
Accounts receivable, net	352,746	352,685	354,742
Accounts receivable, subcontractor	56,300	72,714	62,752
Prepaid and other current assets	46,238	52,115	48,690
Total current assets	513,703	560,499	506,932
Restricted cash, cash equivalents and investments	60,898	62,170	59,165
Fixed assets, net	112,752	104,832	100,199
Operating lease right-of-use assets	81,082	89,866	92,257
Other assets	125,831	120,254	115,482
Goodwill	869,941	595,551	586,611
Intangible assets, net	580,658	398,474	400,428
Total assets	$2,344,865	$1,931,646	$1,861,074

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$152,935	$156,140	139,505
Accrued compensation and benefits	184,736	170,932	157,950
Current portion of notes payable	9,375	—	3,750
Current portion of operating lease liabilities	15,338	13,943	13,387
Deferred revenue	11,900	11,788	11,227
Other current liabilities	11,884	25,302	18,090
Total current liabilities	386,168	378,105	343,909
Revolving credit facility	40,000	—	146,000
Notes payable, net of unamortized fees and premium	854,533	617,159	465,899
Deferred income taxes, net	79,681	46,618	46,356
Operating lease liabilities	81,674	91,209	94,150
Other long-term liabilities	95,736	61,813	59,656
Total liabilities	1,537,792	1,194,904	1,155,970

Commitments and contingencies

Stockholders’ equity:	807,073	736,742	705,104

Total liabilities and stockholders’ equity	$2,344,865	$1,931,646	$1,861,074

AMN Healthcare Services, Inc.
Summary Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2020	2019	2020	2020	2019

Net cash provided by operating activities	$88,710	$80,914	$76,906	$216,981	$146,205
Net cash used in investing activities	(15,196)	(12,915)	(21,125)	(528,458)	(253,606)
Net cash provided by (used in) financing activities	(62,437)	(52,845)	(127,132)	266,557	136,440
Effect of exchange rates on cash	(14)	132	(58)	(119)	(58)
Net increase (decrease) in cash, cash equivalents and restricted cash	11,063	15,286	(71,409)	(45,039)	28,981
Cash, cash equivalents and restricted cash at beginning of period	97,860	98,019	169,269	153,962	84,324
Cash, cash equivalents and restricted cash at end of period	$108,923	$113,305	$97,860	$108,923	$113,305

AMN Healthcare Services, Inc.
Non-GAAP Reconciliation Tables
(dollars in thousands, except per share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2020	2019	2020	2020	2019
Reconciliation of Non-GAAP Items:

Net income	$26,067	$23,515	$22,325	$61,357	$86,506
Income tax expense	7,831	8,394	4,633	24,188	23,873
Income before income taxes	33,898	31,909	26,958	85,545	110,379
Interest expense, net, and other (2)	12,564	7,830	11,443	35,061	19,568
Income from operations	46,462	39,739	38,401	120,606	129,947
Depreciation and amortization	26,936	17,085	22,071	69,096	41,513
Depreciation (included in cost of revenue) (3)	481	—	355	981	—
Share-based compensation	3,772	2,825	6,347	15,046	11,713
Acquisition, integration, and other costs (4)	(791)	9,602	13,364	25,650	18,787
Adjusted EBITDA (5)	$76,860	$69,251	$80,538	$231,379	$201,960

Adjusted EBITDA margin (6)	13.9%	12.2%	13.2%	13.1%	12.4%

Net income	$26,067	$23,515	$22,325	$61,357	$86,506
Adjustments:
Amortization of intangible assets	19,572	11,411	15,068	48,071	25,419
Acquisition, integration, and other costs (4)	(791)	9,602	13,364	25,650	18,787
Equity instrument fair value changes (2)	—	—	593	1,891	—
Debt financing related costs	1,773	—	—	1,773	—
Tax effect on above adjustments	(5,760)	(5,463)	(7,546)	(20,536)	(11,493)
Tax effect of COLI fair value changes (7)	(1,158)	(162)	(4,316)	(219)	(2,264)
Excess tax deficiencies (benefits) related to equity awards (8)	(791)	(576)	(15)	(2,027)	(6,118)
Adjusted net income (9)	$38,912	$38,327	$39,473	$115,960	$110,837

GAAP diluted net income per share (EPS)	$0.55	$0.49	$0.47	$1.29	$1.82
Adjustments	0.27	0.32	0.36	1.14	0.51
Adjusted diluted EPS (10)	$0.82	$0.81	$0.83	$2.43	$2.33

AMN Healthcare Services, Inc.
Supplemental Segment Financial and Operating Data
(dollars in thousands, except operating data)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2020	2019	2020	2020	2019
Revenue
Nurse and allied solutions	$382,699	$398,417	$444,464	$1,251,509	$1,139,883
Physician and leadership solutions	109,116	143,842	108,622	355,580	423,368
Technology and workforce solutions	59,816	25,338	55,265	155,354	71,964
	$551,631	$567,597	$608,351	$1,762,443	$1,635,215

Segment operating income (11)
Nurse and allied solutions	$52,923	$52,533	$61,175	$173,706	$158,841
Physician and leadership solutions	15,538	17,547	15,325	45,432	52,280
Technology and workforce solutions	25,680	11,426	21,839	62,814	33,145
	94,141	81,506	98,339	281,952	244,266
Unallocated corporate overhead (12)	17,281	12,255	17,801	50,573	42,306
Adjusted EBITDA (5)	$76,860	$69,251	$80,538	$231,379	$201,960

Gross Margin
Nurse and allied solutions	27.4%	28.5%	27.0%	27.6%	28.3%
Physician and leadership solutions	36.7%	36.8%	36.4%	36.6%	36.9%
Technology and workforce solutions	66.1%	93.0%	68.7%	69.5%	93.0%

Operating Data:
Nurse and allied solutions
Average healthcare professionals on assignment (13)	8,916	11,133	9,815	10,048	10,612

Physician and leadership solutions
Days filled (14)	35,802	42,700	32,615	108,701	124,759
Revenue per day filled (15)	$1,900	$1,971	$1,899	$1,925	$1,978

	September 30,		December 31,
	2020	2019	2019
Leverage ratio (16)	2.6	2.2	2.0

AMN Healthcare Services, Inc.
Additional Supplemental Non-GAAP Disclosure
Reconciliation of Guidance Operating Margin to Guidance
Adjusted EBITDA Margin
(unaudited)

	Three Months Ended
	December 31, 2020
	Low(17)		High(17)

Operating margin	7.6%		8.1%
Depreciation and amortization		4.0%
EBITDA margin	11.6%		12.1%
Share-based compensation		0.7%
Acquisition, integration, and other costs		1.0%
Adjusted EBITDA margin	13.3%		13.8%

(1)Operating margin represents income from operations divided by revenue.
(2)Interest expense, net, and other for the nine months ended September 30, 2020 includes $1,891,000 related to changes in the fair value of equity instruments, respectively. Since the changes in fair value is unrelated to the Company’s operating performance, we excluded the impact from the calculation of adjusted net income and adjusted diluted EPS for the nine months ended September 30, 2020.
(3)A portion of depreciation expense for Stratus Video, which was acquired in February 2020, is included in cost of revenue for the three and nine months ended September 30, 2020. Beginning in 2020, we exclude the impact of depreciation included in cost of revenue from the calculation of adjusted EBITDA.
(4)Acquisition, integration, and other costs for the three months ended September 30, 2020 of $7,510,000 were offset by a decrease in contingent consideration liabilities for recently acquired companies of $6,700,000 and a one-time insurance policy benefit of $1,601,000. Acquisition, integration, and other costs for the nine months ended September 30, 2020 of $28,951,000 were partially offset by a net decrease in contingent consideration liabilities for recently acquired companies of $1,700,000 and the one-time insurance policy benefit of $1,601,000. Acquisition, integration, and other costs include restructuring expenses associated with cost reduction actions that were initiated during the second quarter of 2020 and extraordinary legal expenses, which we exclude from the calculation of adjusted EBITDA because we believe that these expenses are not indicative of the Company’s operating performance.
(5)Adjusted EBITDA represents net income plus interest expense (net of interest income) and other, income tax expense, depreciation and amortization, depreciation (included in cost of revenue), acquisition, integration, and other costs, restructuring expenses, extraordinary legal expenses, and share-based compensation. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.
(6)Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.
(7)The Company records net tax expense (benefit) related to the income tax treatment of the fair value changes in the cash surrender value of its company owned life insurance. Since this change in fair value is unrelated to the Company’s operating performance, we excluded the impact on adjusted net income and adjusted diluted EPS.
(8)The consolidated effective tax rate is affected by the recording of excess tax benefits and tax deficiencies relating to equity awards vested and exercised during the period. As a result of the adoption of a new accounting pronouncement on January 1, 2017, the Company no longer records excess tax benefits and tax deficiencies to additional paid-in capital, but such excess tax benefits and tax deficiencies are now recognized in income tax expense. The magnitude of the impact of excess tax benefits and tax deficiencies generated in the future, which may be favorable or unfavorable, is dependent upon the Company’s future grants of share-based compensation, the Company’s future stock price on the date awards vest or exercise in relation to the fair value of the awards on the grant date or the exercise behavior of the Company’s stock appreciation rights holders. Since these excess tax benefits and tax deficiencies are largely unrelated to our income before taxes and are unrepresentative of our normal effective tax rate, we excluded their impact in the calculation of adjusted net income and adjusted diluted EPS.
(9)Adjusted net income represents GAAP net income excluding the impact of the (A) amortization of intangible assets, (B) acquisition, integration, and other costs, (C) extraordinary legal expenses, (D) changes in fair value of equity instruments, (E) write offs of deferred financing costs, (F) tax effect, if any, of the foregoing adjustments, (G) excess tax benefits and tax deficiencies relating to equity awards vested and exercised since January 1, 2017, and (H) net tax expense related to the income tax treatment of fair value changes in the cash surrender value of its company owned life insurance. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted net income as an operating performance measure in conjunction with GAAP measures such as GAAP net income.

(10)Adjusted diluted EPS represents adjusted net income divided by diluted weighted average common shares outstanding. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted diluted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP diluted EPS.
(11)Segment operating income represents net income plus interest expense (net of interest income) and other, income tax expense, depreciation and amortization, depreciation (included in cost of revenue), unallocated corporate overhead, acquisition, integration, and other costs, and share-based compensation.
(12)Unallocated corporate overhead (as presented in the tables above) consists of unallocated corporate overhead (as reflected in our quarterly and annual financial statements filed with the SEC) less acquisition, integration, and other costs.
(13)Average healthcare professionals on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented. Excluding Advanced Medical, which was acquired during the second quarter of 2019, the average healthcare professionals on assignment was 8,978 and 10,163 for the nine months ended September 30, 2020 and 2019, respectively.
(14)Days filled is calculated by dividing the locum tenens hours filled during the period by eight hours.
(15)Revenue per day filled represents revenue of the Company’s locum tenens business divided by days filled for the period presented.
(16)Leverage ratio represents the ratio of the consolidated funded indebtedness (as calculated per the Company’s credit agreement) at the end of the subject period to the consolidated adjusted EBITDA (as calculated per the Company’s credit agreement) for the twelve-month period ended at the end of the subject period.
(17)Guidance percentage metrics are approximate.